EXHIBIT 99.4
			Independent Accountants' Report



The Board of Directors
First North American National Bank:


We have examined management's assertion about First North American National Bank's (FNANB) compliance, as Servicer, with Article III, subsection 3.4(c) and sections 3.2, 4.1 and 8.8 of the Amended and Restated Master Pooling and Servicing Agreement, dated December 31, 2001, between FNANB, as Servicer, D.C. Funding International, Inc., as Transferor, and JPMorgan Chase Bank, as Trustee for the period March 1, 2003 through November 17, 2003 and compliance, with the servicing requirements in subsection 2.02(b) of the Interim Servicing Agreement (the ISA) dated November 18, 2003 between First North American National Bank, as Interim Servicer, Circuit City Stores, Inc. and Fleet Credit Card Services, L.P., as Principal, with regards to Article III, subsection 3.4(c) and sections
3.2 and 8.8 of the Second Amended and Restated Master Pooling and Servicing Agreement dated November 18, 2003 between Fleet Bank (RI), National Association, as Transferor and Servicer, and JPMorgan Chase Bank, as Trustee, for the period November 18, 2003 through February 29, 2004, included in the accompanying Management Report. Management is responsible for FNANB's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about FNANB's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FNANB's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our opinion does not provide a legal determination on FNANB's compliance with specified requirements.

In our opinion, management's assertion that First North American National Bank complied with the requirements of the aforementioned subsections and sections of the Agreements for the aforementioned periods is fairly stated, in all material respects.



/s/ KPMG LLP
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KPMG LLP

April 19, 2004